Exhibit 1.1

SL GREEN OPERATING PARTNERSHIP, L.P.

$750,000,000 3.00% Exchangeable Senior Notes due 2027

PURCHASE AGREEMENT

March 21, 2007

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York  10013

Ladies and Gentlemen:

SL Green Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and SL Green Realty Corp., a Maryland corporation (the “Company” and together with the Operating Partnership, the “Transaction Entities”), which qualifies for federal income tax purposes as a real estate investment trust pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”), propose to issue and sell to you (the “Initial Purchaser”), $750,000,000 principal amount of the Operating Partnership’s 3.00% Exchangeable Senior Notes due 2027 (the “Notes”).  The Notes are to be issued under an indenture (the “Indenture”), to be dated as of the Closing Date (as hereinafter defined), between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).  The Notes are exchangeable, subject to certain conditions set forth in the Indenture, for the consideration set forth in the Indenture, which may include shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).  The holders of the Notes will have the benefit of a registration rights agreement (the “Registration Rights Agreement”), to be dated as of the Closing Date, between the Operating Partnership, the Company and the Initial Purchaser, pursuant to which the Company will agree to register the Common Stock issuable upon exchange of the Notes (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), subject to the terms and conditions therein specified.

The sale of the Notes to the Initial Purchaser will be made without registration of the Notes or the Shares under the Securities Act, in reliance upon exemptions from the registration requirements of the Securities Act.

In connection with the sale of the Notes, the Operating Partnership and the Company have prepared a preliminary offering memorandum, dated March 20, 2007 (as amended or supplemented at the date thereof, including any and all exhibits thereto and any information incorporated by reference therein, the “Preliminary Memorandum”), and a final offering memorandum, dated March 21, 2007 (as amended or supplemented at the time of execution of this Agreement, including any and all exhibits thereto and any information incorporated by reference therein, the “Final Memorandum”).  Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Operating Partnership, the Company, the Notes and the Shares.  The Operating Partnership and the Company hereby confirm that they have authorized the use of the Disclosure Package, the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Notes by the Initial Purchaser.  Unless stated to the contrary, any references herein to the terms “amend”, “amendment” or “supplement” with respect to the Final Memorandum shall be deemed to refer to and include any information filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the time of execution of this Agreement that is incorporated by reference therein, including, unless the context otherwise requires, the documents, if any, filed as exhibits to such incorporated documents.

As used in this Agreement:

“Applicable Time” means 8:55 a.m. (New York City time) on the date of this Agreement.

“Disclosure Package” means (i) the Preliminary Memorandum, as amended or supplemented at the time of execution of this Agreement, (ii) the final term sheet prepared pursuant to Section 5(p) hereto and in the form attached as Schedule I hereto and (iii) any writings in addition to the Preliminary Memorandum that the parties expressly agree in writing to treat as part of the Disclosure Package (collectively, the “Issuer Written Information”).

“Subsidiary” means a corporation, partnership or limited liability company, a majority of the outstanding voting or economic interests of which are owned or controlled, directly or indirectly, by the Company, the Operating Partnership, or by one or more other Subsidiaries of the Company or the Operating Partnership, but not including the Joint Venture Entities (as defined below). One Park Realty Corp, SLG 100 Park LLC, MSSG Realty Partners I, LLC, MSSG Realty Partners II, LLC, MSSG Realty Partners III, LLC, 1250 Broadway Realty Corp., 1515 Broadway Realty Corp., Rock Green Inc., Green 19W44 JV LLC, Green 485 Member LLC, 485 Lexington JV LLC, 1 Madison Office Holdings LLC, 1 Madison Residential Holdings A LLC, Times Square & 34th Holding LLC, 141 Fifth Avenue JV LLC, 1604-1610 Broadway Owner LLC, 1604 Broadway Holding LLC, 379 West Broadway Owner LLC, West 34th JV LLC, Green 521 Fifth Avenue Mezz LLC, and 609 Partners, LLC are each a “Joint Venture Entity,” and together, the “Joint Venture Entities.”

1.             Representations, Warranties and Agreements of the Transaction Entities.  Each of the Transaction Entities, jointly and severally, represents, warrants and agrees that, as of the date hereof and as of the Closing Date:

(a)               The Preliminary Memorandum, at the date thereof, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  At the time of execution of this Agreement and on the Closing Date, the Final Memorandum did not and will not (and any amendment or supplement thereto, at the date thereof, and at the Closing Date, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Transaction Entities by the Initial Purchaser specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of the Initial Purchaser consists of the information set forth in Exhibit A hereto.

(b)              The documents incorporated by reference or deemed to be incorporated in the Disclosure Package or the Final Memorandum at the time they were or hereafter are filed with the Commission, or at the time such document became or will become effective, as applicable, complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the Commission thereunder (the “Exchange Act Regulations”) and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)               The Disclosure Package did not, as of the Applicable Time and does not, as of the time of execution of this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Disclosure Package in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser specifically for inclusion therein, which information is specified in Exhibit A hereto.

(d)              None of the Operating Partnership, the Company, their Affiliates, or any person acting on their behalf has directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Notes or the Shares under the Securities Act.

(e)               None of the Operating Partnership, the Company, their Affiliates, or any person acting on their behalf has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Notes or (ii) engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes or the Shares.

(f)               The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

(g)              The Company has been advised by the NASD’s PORTAL Market that the Notes have been designated PORTAL-eligible securities in accordance with the rules and regulations of the NASD.

(h)              No registration under the Securities Act of the Notes or the Shares is required for the offer and sale of the Notes to or by the Initial Purchaser in the manner contemplated herein, in the Disclosure Package and the Final Memorandum.

(i)                The Company has been duly formed and is validly existing as a corporation in good standing under the laws of the State of Maryland, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or lease of property and other assets or the conduct of its business requires such qualification, except where the failure to so qualify will not have a material adverse effect on the condition, financial or otherwise, business, prospects, operations, management, consolidated financial position, net worth, stockholders’ equity or results of operations of the Transaction Entities, the Subsidiaries and the Joint Venture Entities considered as one enterprise or on the use or value of the Properties (as hereinafter defined) as a whole (collectively, a “Material Adverse Effect”), and has all power and authority necessary to own, lease and operate its properties and other assets, to conduct the business in which it is engaged and to enter into and perform its obligations under this Agreement to which it is a party.

(j)                The Company has an authorized capitalization as set forth in each of the Disclosure Package and the Final Memorandum, and all of the issued capital stock of the Company (other than the Shares) have been duly and validly authorized and issued, are fully paid and non-assessable, have been offered and sold in compliance with all applicable laws (including, without limitation, federal or state securities laws) and not in violation of the preemptive or other similar rights of any security holder of the Operating Partnership or the Company, and conform to the description thereof contained in each of the Disclosure Package and the Final Memorandum.  Except as disclosed in the Disclosure Package and the Final Memorandum, (i) no shares of capital stock of the Company are reserved for any purpose, (ii) except for the equity interest in the Operating Partnership (“Units”), there are no outstanding securities convertible into or exchangeable for any shares of capital stock of the Company, and (iii) there are no outstanding options, rights (preemptive or otherwise), warrants to purchase or subscribe for shares of capital stock or any other securities of the Company, and (iv) the holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Notes or the Shares.  The Shares have been duly authorized and, when issued upon exchange of the Notes, will be validly issued, fully paid and non-assessable; the Board of Directors of the Company has duly and validly adopted resolutions reserving such Shares for issuance upon exchange of the Notes.

(k)               The Operating Partnership has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing as a foreign limited partnership in each jurisdiction in which its ownership or lease of property and other assets or the conduct of its business requires such qualification, except where the failure to so qualify will not have a Material Adverse Effect, and has all power and authority necessary to own, lease and operate its properties and other assets, to conduct the business in which it is engaged and to enter into and perform its obligations under this Agreement to which it is a party.  The Company is the sole general partner of the Operating Partnership.  The Agreement of Limited Partnership of the Operating Partnership, as amended (the “Operating Partnership Agreement”) is in full force and effect, and the aggregate percentage interests of the Company and outside limited partners in the Operating Partnership are as set forth in each of the Disclosure Package and the Final Memorandum.

(l)                All issued and outstanding Units have been duly authorized and validly issued and have been offered and sold or exchanged in compliance in all material respects with all applicable laws (including, without limitation, federal or state securities laws) and not in violation of the preemptive or other similar rights of any security holder of the Operating Partnership.  Except as disclosed in the Disclosure Package and the Final Memorandum, no Units are reserved for any purpose and there are no outstanding securities convertible into or exchangeable for any Units and no outstanding options, rights (preemptive or otherwise) or warrants to purchase or subscribe for Units or other securities of the Operating

Partnership.  The terms of the Units conform in all material respects to statements and descriptions related thereto contained in each of the Disclosure Package and the Final Memorandum.

(m)              The statements in the Preliminary Memorandum and the Final Memorandum under the headings “U.S. Federal Income Tax Considerations”, “Description of Notes”, “Description of Common Stock”  and “Plan of Distribution” fairly summarize the matters therein described.

(n)              Reckson Operating Partnership, L.P. (the “Reckson Operating Partnership”) has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing as a foreign limited partnership in each jurisdiction in which its ownership or lease of property and other assets or the conduct of its business requires such qualification, except where the failure to so qualify will not have a Material Adverse Effect, and has all power and authority necessary to own, lease and operate its properties and other assets, to conduct the business in which it is engaged.  A wholly owned subsidiary of the Company is the sole general partner of the Reckson Operating Partnership, and the Company indirectly owns 100% of Reckson Operating Partnership.  The Agreement of Limited Partnership of the Reckson Operating Partnership, as amended (the “Reckson Operating Partnership Agreement”) is in full force and effect.

(o)              The Operating Partnership and the Reckson Operating Partnership are the only Subsidiaries that are a “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X).  The only Subsidiaries of the Company are (a) the Subsidiaries listed in Exhibit 21 to the Form 10-K, (b) certain other Subsidiaries which, considered in the aggregate as a single Subsidiary, do not constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X, and (c) the Subsidiaries listed on Schedule II hereto.

(p)              The Notes have been duly and validly authorized for issuance and sale to the Initial Purchaser and, when executed and authenticated in accordance with the provisions of the Indenture and delivered against payment therefor as provided herein, will have been duly executed and delivered by the Company and will constitute the legal, valid and binding obligations of the Operating Partnership entitled to benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity) and will be exchangeable for Shares in accordance with their terms.  The Notes conform in all material respects to all statements and descriptions related thereto contained in the Disclosure Package and the Final Memorandum.  The form of the global note to be used to evidence the Notes will, at the Closing Date, be in due and proper form and will comply with all applicable legal requirements.  The issuance of the Notes is not subject to any preemptive or other similar rights.  The Shares issuable upon exchange of the Notes have been duly authorized and validly reserved for issuance upon exchange of the Notes, and, upon exchange of the Notes in accordance with their terms and the terms of the Indenture, will be issued free of statutory and contractual preemptive rights, resale rights, rights of first refusal and similar rights and the Company has reserved shares sufficient in number to meet the current exchange requirements (assuming all conditions to such exchange have been satisfied) based on the Exchange Rate (as defined in the Indenture) in effect as of the time of purchase and as of each additional time of purchase and such Shares, when so issued upon such exchange in accordance with the terms of the Notes and of the Indenture, will be duly and validly issued, fully paid and non-assessable; and the certificates for such Shares will be in due and proper form and will comply with all applicable legal requirements.

(q)              (A) This Agreement has been duly and validly authorized, executed and delivered by each of the Transaction Entities; (B) the Operating Partnership Agreement has been duly and validly authorized, executed and delivered by the parties thereto and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting creditors’ rights and general principles of equity and except as rights to indemnity and contribution thereunder may be limited by applicable law or policies underlying such law; (C) the Reckson Operating Partnership Agreement has been duly and validly authorized, executed and delivered by the parties thereto and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting creditors’ rights and general principles of equity and except as rights to indemnity and contribution thereunder may be limited by applicable law or policies underlying such law; (D) each of the limited liability operating agreements, stockholders’ agreements or similar joint venture agreements of the Joint Venture Entities (the “Joint Venture Agreements”) has been duly and validly authorized, executed and delivered by the parties thereto and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting creditors’ rights and general principles of equity and except as rights to indemnity and contribution thereunder may be limited by applicable law or policies underlying such law; and (E) none of the Transaction Entities or any Subsidiary that holds any interest in any of the Joint Venture Entities is in default under any of the Joint Venture Agreements nor, to the knowledge of the Transaction Entities, is any third-party holder of interests in any of the Joint Venture Entities in default under any of the Joint Venture Agreements.

(r)               The Indenture has been duly authorized and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the Operating Partnership and the Company, will constitute a legal, valid and binding instrument enforceable against the Operating Partnership and the Company in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(s)               The Registration Rights Agreement has been duly authorized by the Company and, when executed and delivered by the Company and the Initial Purchaser, will be a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(t)               The Company satisfies (A) all conditions for use of a registration statement on Form S-3 under the Securities Act, including without limitation, (i) the registrant requirements of General Instruction I.A of Form S-3 under the Securities Act and (ii) to register the Shares issuable upon exchange of the Notes, for resale in the manner contemplated by the Disclosure Package, the Final Memorandum and the Registration Rights Agreement; and (B) the conditions set forth in Rule 415(a)(1)(i) under the Securities Act.

(u)              All of the mezzanine loans of which the Company is the owner, directly or indirectly (the “Mezzanine Loans”), and all of the participation interests in loans of which the Company is the owner, directly or indirectly (the “Participation Interests,” and such loans, together with the Mezzanine Loans, collectively are referred to hereinafter as the “Loans”), are set forth or described in the Final Memorandum.  The Company is the sole owner and holder of the Mezzanine Loans and Participation Interests.  To the Company’s knowledge, there is no offset, defense, counterclaim or right to rescission with respect to any of the notes or any of the other loan documents.

(v)              The execution, delivery and performance of this Agreement, the Indenture or the Registration Rights Agreement, the issuance and sale of the Notes or the issuance of the Shares upon exchange therefor, or the consummation of any of the transactions contemplated hereby and thereby (A) do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute (with or without the giving of notice or the passage of time, or both) a default (or give rise to any right of termination, redemption, repurchase, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, indenture, mortgage, deed of trust, lease, license, contract, loan agreement or other agreement or instrument to which any of the Transaction Entities or the Reckson Operating Partnership is a party or by which any of the Transaction Entities or the Reckson Operating Partnership is bound or to which any of the Properties or other assets of any of the Transaction Entities or the Reckson Operating Partnership is subject, (B) will not result in any violation of any of the provisions of the charter, by-laws, certificate of limited partnership, agreement of limited partnership or other organizational document of any of the Transaction Entities, the Reckson Operating Partnership or Joint Venture Entities, or (C) will not result in any violation of any statute or any order, writ, injunction, decree, rule or regulation of any court or governmental agency or body having jurisdiction over any of the

Transaction Entities, Subsidiaries, Joint Venture Entities or any of the Properties, except, with respect to subsections (A) and (C), for any such breach or violation that would not have a Material Adverse Effect.  Except for such consents, approvals, authorizations, registrations or qualifications as may be required under applicable state securities laws in connection with the purchase and distribution of the Notes by the Initial Purchaser, and in the case of the Registration Rights Agreement, such as will be obtained under the Securities Act and the Trust Indenture Act no consent, approval, authorization or order of, or filing or registration with, any such court or governmental agency or body is required for the execution, delivery and performance of this Agreement by the Transaction Entities and the consummation of the transactions contemplated hereby and in the Indenture or in the Registration Rights Agreement.

(w)              Except as disclosed in the Disclosure Package and the Final Memorandum, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to any registration statement filed by the Company under the Securities Act.

(x)               Except as described in the Disclosure Package and the Final Memorandum, no Transaction Entity has sold or issued any securities during the six-month period preceding the date of the Final Memorandum, including any sales pursuant to Rule 144A under, or Regulations D or S of, the Securities Act, other than shares issued pursuant to employee benefit plans, qualified stock options plans or other employee compensation plans or pursuant to outstanding options, rights or warrants, that would be required to be integrated with the sale of the Notes.

(y)              Except as would not have a Material Adverse Effect, none of the Company, Subsidiaries, Joint Venture Entities or Properties has sustained, since the date of the latest financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, other than as set forth or contemplated in the Disclosure Package and the Final Memorandum; and, since the date of the latest financial statements included in the Disclosure Package and the Final Memorandum, there has not been any change in the capital stock or long-term debt of any of the Transaction Entities or any material adverse change, or any development involving a prospective material adverse change, in or affecting any of the Properties or the condition, financial or otherwise, business, prospects, operations, management, financial position, net worth, stockholders’ equity or results of operations of the Transaction Entities, Subsidiaries and Joint Venture Entities considered as one enterprise or use or value of the Properties as a whole, other than as set forth or contemplated in the Disclosure Package and the Final Memorandum.

(z)               The financial statements (including the related notes and supporting schedules) of (A) the Company included in, or incorporated by reference into, the Disclosure Package or the Final Memorandum (i) present fairly the financial condition, the results of operations, the statements of cash flows and the statements of stockholders’ equity and other information purported to be shown thereby of the Company and its consolidated Subsidiaries, at the dates and for the periods indicated and (ii) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, and (B) Reckson Associates Realty Corp. (“Reckson”), included in, or incorporated by reference into, the Disclosure Package or the Final Memorandum (i) present fairly the financial condition, the results of operations, the statements of cash flows and the statements of stockholders’ equity and other information purported to be shown thereby of Reckson and its consolidated subsidiaries, at the dates and for the periods indicated and (ii) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved. The summary and selected financial data included in the Disclosure Package or the Final Memorandum present fairly the information shown therein as at the respective dates and for the respective periods specified, and the summary and selected financial data have been presented on a basis consistent with the financial statements so set forth in the Disclosure Package and the Final Memorandum and other financial information.  Pro forma financial information included in the Disclosure Package and the Final Memorandum has been prepared in accordance with the applicable requirements of the Securities Act Regulations with respect to pro forma financial information (assuming the Disclosure Package and the

Final Memorandum were a prospectus included in a registration statement on Form S-3 under the Securities Act) and includes all adjustments necessary to present fairly the pro forma financial position of the Company at the respective dates indicated and the results of operations for the respective periods specified.  No other financial statements (or schedules) of the Company, any predecessor of the Company, Reckson or any predecessor of Reckson, as applicable, are required by the Securities Act to be included in the Disclosure Package or the Final Memorandum.  The other financial statistical information and data included in, or incorporated by reference in, the Disclosure Package or the Final Memorandum, historical and pro forma, have been derived from the financial records of the Company (or its predecessors) or Reckson (or its predecessors), as applicable, and, in all material respects, have been prepared on a basis consistent with such books and records of the Company (or its predecessor) or Reckson (or its predecessors), as applicable.

(aa)             Ernst & Young LLP, who have certified the financial statements and supporting schedules included in, or incorporated by reference into, the Disclosure Package and the Final Memorandum (A) whose reports appear in (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (“Form 10-K”), and (ii) Reckson’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, both of which are incorporated by reference into the Final Memorandum, and (B) and who have delivered the initial letters referred to in Section 7(g) and Section 7(i) hereof, are, and during the periods covered by such reports, were, independent public accountants as required by the Securities Act and the Securities Act Regulations.

(bb)            (A)          The Operating Partnership and the Reckson Operating Partnership, directly or indirectly, or any Joint Venture Entity in which any of the Company or the Operating Partnership, directly or indirectly, owns an interest, as the case may be, has good and marketable title fee or leasehold, as the case may be, to each of the interests in the properties and the other assets described in the Disclosure Package and the Final Memorandum as being directly or indirectly owned by the Operating Partnership, the Reckson Operating Partnership or the applicable Joint Venture Entity, respectively, (the “Properties”), in each case free and clear of all liens, encumbrances, claims, security interests and defects, other than those referred to in the Disclosure Package and the Final Memorandum or those which would not have a Material Adverse Effect; (B) all liens, charges, encumbrances, claims or restrictions on or affecting any of the Properties and the assets of any Transaction Entity, Subsidiaries or Joint Venture Entity which are required to be disclosed in the Disclosure Package or the Final Memorandum are disclosed therein; (C) except as otherwise described in the Disclosure Package and the Final Memorandum, none of the Transaction Entities, Subsidiaries or Joint Venture Entities or any tenant of any of the Properties is in default under (i) any space leases (as lessor or lessee, as the case may be) relating to the Properties, (ii) any of the mortgages or other security documents or other agreements encumbering or otherwise recorded against the Properties, or (iii) any ground lease, sublease or operating sublease relating to any of the Properties, and no Transaction Entity knows of any event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of such documents or agreements except with respect to (i), (ii) and (iii) immediately above any such default that would not have a Material Adverse Effect; (D) no tenant under any of the leases at the Properties has a right of first refusal to purchase the premises demised under such lease; (E) to the knowledge of any of the Transaction Entities, each of the Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Properties), except for such failures to comply that would not have a Material Adverse Effect; and (F) no Transaction Entity has knowledge of any pending or threatened condemnation proceedings, zoning change or other proceeding or action that will in any material manner affect the size of, use of, improvements on, construction on or access to the Properties.

(cc)             The mortgages and deeds of trust which encumber the Properties are not convertible into equity securities of the entity owning such Property and said mortgages and deeds of trust are not cross-defaulted or cross-collateralized with any property other than other Properties.

(dd)            The Operating Partnership or the Reckson Operating Partnership, as applicable, directly or indirectly, has obtained title insurance on the fee or leasehold interests, as the case may be, in each of the Properties, in an amount at least equal to the greater of (a) the mortgage indebtedness of each such Property or (b) the purchase price of each such Property.

(ee)             Except as disclosed in the Disclosure Package and the Final Memorandum or would not result in a Material Adverse Effect:  (A) to the knowledge of the Transaction Entities, the operations of the Transaction Entities, the Reckson Operating Partnership, the Joint Venture Entities and the Properties are in compliance with all Environmental Laws (as defined below) and all requirements of applicable permits, licenses, approvals and other authorizations issued pursuant to Environmental Laws; (B) to the knowledge of the Transaction Entities, none of the Transaction Entities, the Reckson Operating Partnership, any Joint Venture Entity or any Property has caused or suffered to occur any Release (as defined below) of any Hazardous Substance (as defined below) into the Environment (as defined below) on, in, under or from any Property, and no condition exists on, in, under or adjacent to any Property that could result in the incurrence of liabilities under, or any violations of, any Environmental Law or give rise to the imposition of any Lien (as defined below), under any Environmental Law; (C) none of the Transaction Entities, the Reckson Operating Partnership, or any Joint Venture Entity has received any written notice of a claim under or pursuant to any Environmental Law or under common law pertaining to Hazardous Substances on, in, under or originating from any Property; (D) none of the Transaction Entities or the Reckson Operating Partnership has actual knowledge of, or received any written notice from any Governmental Authority (as defined below) claiming any violation of any Environmental Law or a determination to undertake and/or request the investigation, remediation, clean-up or removal of any Hazardous Substance released into the Environment on, in, under or from any Property; and (E) no Property is included or, to the knowledge of the Transaction Entities or the Reckson Operating Partnership, proposed for inclusion on the National Priorities List issued pursuant to CERCLA (as defined below) by the United States Environmental Protection Agency (the “EPA”) or on the Comprehensive Environmental Response, Compensation, and Liability Information System database maintained by the EPA, and none of the Transaction Entities or the Reckson Operating Partnership has actual knowledge that any Property has otherwise been identified in a published writing by the EPA as a potential CERCLA removal, remedial or response site or, to the knowledge of the Transaction Entities, is included on any similar list of potentially contaminated sites pursuant to any other Environmental Law.

(ff)              As used herein, “Hazardous Substance” shall include any hazardous substance, hazardous waste, toxic substance, pollutant or hazardous material, including, without limitation, oil, petroleum or any petroleum-derived substance or waste, asbestos or asbestos-containing materials, PCBs, pesticides, explosives, radioactive materials, dioxins, urea formaldehyde insulation or any constituent of any such substance, pollutant or waste which is subject to regulation under any Environmental Law (including, without limitation, materials listed in the United States Department of Transportation Optional Hazardous Material Table, 49 C.F.R. § 172.101, or in the EPA’s List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302); “Environment” shall mean any surface water, drinking water, ground water, land surface, subsurface strata, river sediment, buildings, structures, and ambient, workplace and indoor and outdoor air; “Environmental Law” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901, et seq.), the Clean Air Act, as amended (42 U.S.C. § 7401, et seq.), the Clean Water Act, as amended (33 U.S.C. § 1251, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. § 2601, et seq.), the Occupational Safety and Health Act of 1970, as amended (29 U.S.C. § 651, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801, et seq.), and all other federal, state and local laws, ordinances, regulations, rules and orders relating to the protection of the environments or of human health from environmental effects; “Governmental Authority” shall mean any federal, state or local governmental office, agency or authority having the duty or authority to promulgate, implement or enforce any Environmental Law; “Lien” shall mean, with respect to any Property, any mortgage, deed of trust, pledge, security interest, lien, encumbrance, penalty, fine, charge, assessment, judgment or other liability in, on or affecting such Property; and “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, emanating or disposing of any Hazardous Substance into the Environment, including, without limitation, the abandonment or discard of barrels, containers, tanks (including, without limitation, underground storage tanks) or other receptacles containing or previously containing any Hazardous Substance.

(gg)            None of the environmental consultants which prepared environmental and asbestos inspection reports with respect to any of the Properties was employed for such purpose on a contingent basis or has any substantial interest in the Company or any of its Subsidiaries or any Joint

Venture Entities, and none of them nor any of their directors, officers or employees is connected with the Company or any of its Subsidiaries as a promoter, selling agent, voting trustee, director, officer or employee.

(hh)            Except as described or referred to in the Disclosure Package and the Final Memorandum, the Company, the Operating Partnership, the Reckson Operating Partnership, the Subsidiaries and the Joint Venture Entities are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts and covering such risks as are customary in the businesses in which they are engaged or propose to engage after giving effect to the transactions described in the Disclosure Package and the Final Memorandum; the Company, the Operating Partnership, the Reckson Operating Partnership, the Subsidiaries and the Joint Venture Entities are in compliance with the terms of such insurance policies and instruments; and neither the Company, the Operating Partnership nor the Reckson Operating Partnership has any reason to believe that it, any Subsidiary or any Joint Venture Entity will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage (to the extent that such renewal is available on a commercially reasonable basis) from similar insurers as may be necessary to continue their business at a cost that would not have a Material Adverse Effect.

(ii)               Each of the Company, the Subsidiaries and the Joint Venture Entities owns or possesses adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights and licenses necessary for the conduct of its business and has no reason to believe that the conduct of its business will conflict with, and has not received any notice of any claim of conflict with, any such rights of others.

(jj)               Except as described in the Disclosure Package and the Final Memorandum, there are no actions, suits or proceedings by or before any court or Governmental Authority pending to which any of the Company, its Subsidiaries or any Joint Venture Entity is a party or of which any of the Properties or assets of any of the Transaction Entities, Subsidiaries or Joint Venture Entities is the subject which, if determined adversely to such entities, might have a Material Adverse Effect, and to the knowledge of any of the Transaction Entities, no such proceedings are threatened or contemplated by court or Governmental Authority or threatened by others.

(kk)             There are no contracts or other documents which are required to be described in the Disclosure Package or the Final Memorandum (assuming the Disclosure Package and the Final Memorandum were a prospectus included in a registration statement on Form S-3 under the Securities Act), which have not been described in the Disclosure Package and the Final Memorandum or incorporated therein by reference.  None of the Company, the Operating Partnership, or to the Company’s or the Operating Partnership’s knowledge, any other party is in default in the observance or performance of any term or obligation to be performed by it under any agreement which has been filed as an exhibit to any document incorporated by reference in the Disclosure Package and the Final Memorandum, and no event has occurred which with notice or lapse of time or both would constitute such a default, in any such case which default or event would have a Material Adverse Effect.  No default exists, and no event has occurred which with notice or lapse of time or both would constitute a default, in the due performance and observance of any term, covenant or condition, by the Operating Partnership, the Company or any of its Subsidiaries or any Joint Venture Entities of any other agreement or instrument to which the Company or any of its Subsidiaries or any Joint Venture Entities is a party or by which any of them or their respective properties or businesses may be bound or affected which default or event would have a Material Adverse Effect.

(ll)               No relationship, direct or indirect, exists between or among any of the Transaction Entities on the one hand, and the directors, officers, stockholders, customers or suppliers of the Transaction Entities, their Subsidiaries or any Joint Venture Entity on the other hand, which would be required to be disclosed in a prospectus if the offering of Notes was a registered public offering (other than as disclosed in the Disclosure Package and the Final Memorandum).

(mm)           No labor disturbance by the employees of any Transaction Entity, their Subsidiaries or any Joint Venture Entity exists or, to the knowledge of the Transaction Entities, is imminent which might have a Material Adverse Effect.

(nn)            Each Transaction Entity is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which any Transaction Entity would have any liability; no Transaction Entity has incurred or expects to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Code; each “pension plan” for which any Transaction Entity would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

(oo)            Each of the Transaction Entities, their Subsidiaries or any Joint Venture Entity has filed all federal, state and local income and franchise tax returns required to be filed through the date hereof and has paid all taxes due thereon or otherwise due and payable, and no tax deficiency has been determined adversely to any of the Transaction Entities, their Subsidiaries or any Joint Venture Entity which has had (nor does any Transaction Entity have any knowledge of any tax deficiency which, if determined adversely to it might have a Material Adverse Effect.

(pp)            At all times since August 14, 1997, the Company has been organized and operated in conformity with the requirements for qualification of the Company as a real estate investment trust (“REIT”) under the Code and the proposed method of operation of the Company as described in the Disclosure Package and the Final Memorandum, including following consummation of the transactions contemplated by the Reckson Agreements, will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code, and no actions have been taken (or not taken which are required to be taken) which would cause such qualification to be lost.

(qq)            Except as described in the Disclosure Package and the Final Memorandum, neither the Operating Partnership nor the Reckson Operating Partnership is currently prohibited, directly or indirectly, from paying any distributions to the Company to the extent permitted by applicable law, from making any other distribution on the Operating Partnership’s or the Reckson Operating Partnership’s partnership interest, as applicable, or from repaying to the Company for any loans or advances made by the Company to the Operating Partnership or the Reckson Operating Partnership.

(rr)              Since the date as of which information is given in the Disclosure Package and the Final Memorandum through the date hereof, and except as may otherwise be disclosed in, or contemplated by, the Disclosure Package and the Final Memorandum (i) no Transaction Entity has (a) issued or granted any securities, (b) incurred any liability or obligation, direct or contingent, other than liabilities and obligations which were incurred in the ordinary course of business, (c) entered into any transaction not in the ordinary course of business or (d) except for regular quarterly dividends on the Company’s Common Stock and preferred stock, and regular distributions on the Units, declared or paid any dividend or distribution on its capital stock, Units or other form of ownership interests; and (ii) there has been no material adverse change in the condition, financial or otherwise, business, prospects, operations, management, consolidated financial position, net worth, stockholders’ equity or results of operations of the Transaction Entities and the Subsidiaries and the Joint Venture Entities considered as one enterprise or on the use or value of the Properties as a whole.

(ss)             Except as described in the Disclosure Package and the Final Memorandum, with respect to stock options or other equity incentive grants (collectively, “Awards”) granted subsequent to the adoption of the Sarbanes-Oxley Act on July 31, 2002 pursuant to the equity-based compensation plans of either of the Transaction Entities and their Subsidiaries (the “Equity Plans”), (i) no stock options have been granted with an exercise price based upon a price of the Common Shares of the Company on a date occurring prior to either (A) the business day immediately preceding the date of approval of such grant or (B) the date of approval of such grant, (ii) each such grant was made in accordance with the material terms of the Equity Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, and (iii) each such grant has been properly accounted for in accordance with generally accepted accounting principles in the financial statements (including the related notes) of each of the Transaction Entities and disclosed in each of the Transaction Entities’ filings with the Commission.

(tt)              Each Transaction Entity (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorization and  (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

(uu)            None of the Operating Partnership, the Company, their Subsidiaries or any Joint Venture Entity (i) is in violation of its charter, by-laws, certificate of limited partnership, agreement of limited partnership or other similar organizational document, (ii) is in default, and no event has occurred which, with notice or lapse of time or both, would constitute a default (or give rise to any right of termination, redemption, repurchase, cancellation or acceleration), in the due performance or observance of any term, covenant or condition contained in any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of the Properties or any of its other properties or assets is subject, except for any such default which would not have a Material Adverse Effect, or (iii) is in violation of any law, ordinance, governmental rule, regulation or court decree to which it or the Properties or any of its other properties or assets may be subject or has failed to obtain any material license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of the Properties or any of its other properties or assets or to the conduct of its business except for any such violation which would not have a Material Adverse Effect.

(vv)            None of the Company, its Subsidiaries or any Joint Venture Entity, nor any director, officer, agent, employee or other person associated with or acting on behalf of such entity, has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, or (D) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(ww)           Neither the Company nor the Operating Partnership is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum will not be, an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(xx)             Other than this Agreement and as set forth in the Preliminary Memorandum and the Final Memorandum under the heading “Plan of Distribution,” there are no contracts, agreements or understandings between any Transaction Entity and any person that would give rise to a valid claim against any Transaction Entity or the Initial Purchaser for a brokerage commission, finder’s fee or other like payment with respect to the consummation of the transactions contemplated by this Agreement.

(yy)            The Operating Partnership and the Company intend to apply the net proceeds from the sale of the Notes being sold by the Operating Partnership in accordance with the description set forth in the Disclosure Package and the Final Memorandum under the caption “Use of Proceeds.”

(zz)             Each of the Company, its Subsidiaries and the Joint Venture Entities possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them except where failure to possess any such Governmental Licenses would not result in a Material Adverse Effect; the Company, its Subsidiaries and the Joint Venture Entities are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect; all of the Governmental

Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not result in a Material Adverse Effect; and none of the Company, its Subsidiaries and the Joint Venture Entities has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(aaa)           None of the Transaction Entities, nor any of their respective trustees, directors, officers, members or controlling persons, has taken or will take, directly or indirectly, any action resulting in a violation of Regulation M under the Exchange Act, or designed to cause or result in, or that has constituted or that reasonably might be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(bbb)          The Shares have been authorized for listing, upon official notice of issuance, on the NYSE.

(ccc)           The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), which (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to each of the Company’s principal executive officer and principal financial officer by others within those entities, particularly during the preparation of the Disclosure Package and the Final Memorandum; (ii) have been evaluated for effectiveness as of the date hereof; and (iii) are effective in all material respects to perform the functions for which they were established.

(ddd)          Based on its evaluation of its internal control over financial reporting, the Company is not aware of (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  There have been no significant changes in internal control over financial reporting or in other factors that could significantly affect internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses.

(eee)           There is and has been no failure on the part of the Transaction Entities and any of the Transaction Entities’ or the Company’s trustees or officers, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, to the extent such rules and regulations are applicable.

(fff)             Each of the Company and the Reckson Operating Partnership is subject to and in full compliance with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

2.             Purchase and Sale. On the basis of the representations and warranties contained in, and subject to the terms and conditions of, this Agreement, the Operating Partnership and the Company, severally and not jointly, agree to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Operating Partnership the aggregate principal amount of Notes at the purchase price set forth in Schedule III attached hereto.

3.             Offering by the Initial Purchaser.

(a) The Initial Purchaser acknowledges that the Notes and the Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction in subject to, the registration requirements of the Securities Act.

(b) The Initial Purchaser hereby represents and warrants to and agrees with the Operating Partnership and the Company that:

(i)            it has not offered or sold, and will not offer or sell, any Notes within the United States, except to those it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act);

(ii)           neither it nor any person acting on its behalf has made or will make offers or sales of the Notes in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States;

(iii)          in connection with each sale pursuant to Section 3(b)(i), it has taken or will take reasonable steps to ensure that the purchaser of such Notes is aware that such sale is being made in reliance on Rule 144A;

(iv)          it is an “accredited investor” (as defined in Rule 501(a) of Regulation D);

(v)           it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities, in circumstances in which Section 21(1) of the FSMA does not apply to the Company;

(vi)          it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and

(vii)         in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), it has not made and will not make an offer to the public of any Securities which are the subject of the offering contemplated by this Agreement in that Relevant Member State, except that it may make an offer to the public in that Relevant Member State of any Securities at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

1.                       to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

2.                       to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year, (ii) a total balance sheet of more than €43,000,000 and (iii) an annual turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

3.                       to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior written consent of the Representatives for any such offer; or

4.                       in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Securities shall result in a requirement for the publication by the Company or any Initial Purchaser of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

4.             Delivery of and Payment for the Notes.  Delivery of and payment for the Notes shall be made at the office of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, or at such other date or place as shall be determined by agreement between the Initial Purchaser and the Operating Partnership, at 10:00 A.M., New York City time, on the third full business day following the date of this Agreement.  This date and time are sometimes referred to as the “Closing Date.”  On the Closing Date, the Operating Partnership shall deliver or cause to be delivered certificates representing the Notes being purchased to the Initial Purchaser against payment to or upon the order of the Operating Partnership and the Company of the purchase price by wire transfer of same-day funds. Time shall be of the essence, and delivery at the time and place specified pursuant to this Agreement is a further condition of the obligation of the Initial Purchaser hereunder.

Upon delivery, the Notes shall be registered in such names and in such denominations as the Initial Purchaser shall request in writing not less than two full business days prior to the Closing Date.  For the purpose of expediting the checking and packaging of the certificates for the Notes, the Operating Partnership and the Company shall make the certificates representing the Notes available for inspection by the Initial Purchaser in New York, New York, not later than 2:00 P.M., New York City time, on the business day prior to the Closing Date.

5.             Further Agreements of the Transaction Entities.  The Operating Partnership and the Company each hereby agree, jointly and severally, that:

(a)           The Transaction Entities will furnish to the Initial Purchaser and to counsel for the Initial Purchasers, without charge, during the period referred to in Section 5(c) below, as many copies of the materials contained in the Disclosure Package and the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

(b)           The Transaction Entities will not amend or supplement the Disclosure Package or the Final Memorandum, other than by filing documents under the Exchange Act that are incorporated by reference therein, without the prior written consent of the Initial Purchaser; provided, however, that prior to the completion of the distribution of the Notes by the Initial Purchaser (as determined by the Initial Purchaser), the Transaction Entities will not file any document under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum unless, prior to such proposed filing, the Transaction Entities has furnished the Initial Purchaser with a copy of such document for their review and the Initial Purchaser has not reasonably objected to the filing of such document.  The Transaction Entities will promptly advise the Initial Purchaser when any document filed under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum shall have been filed with the Commission.

(c)           If at any time prior to the completion of the sale of the Notes by the Initial Purchaser (as determined by the Initial Purchaser), any event occurs as a result of which the Disclosure Package or the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Final Memorandum to comply with applicable law, the Operating Partnership and the Company will promptly (i) notify the Initial Purchaser of any such event so that any use of the Disclosure Package and Final Memorandum may cease until it is amended or supplemented; (ii) subject to the requirements of Section 5(b), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Final Memorandum to the Initial Purchaser and counsel for the Initial Purchaser without charge in such quantities as they may reasonably request.

(d)           Without the prior written consent of the Initial Purchaser, the Operating Partnership or the Company have not given and will not give to any prospective purchaser of the Notes any written information concerning the offering of the Notes other than materials contained in the Disclosure Package, the Final Memorandum or any other offering materials prepared by or with the prior written consent of the Initial Purchaser.

(e)           The Operating Partnership or the Company will arrange, if necessary, for the qualification of the Notes for sale by the Initial Purchaser under the laws of such jurisdictions as the Initial Purchaser may designate and will maintain such qualifications in effect so long as required for the sale of the Notes; provided that in no event shall the Operating Partnership or the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Notes, in any jurisdiction where it is not now so subject.  The Operating Partnership or the Company will promptly advise the Initial Purchaser of the receipt by the Operating Partnership or the Company of any notification with respect to the suspension of the qualification of the Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(f)            The Operating Partnership or Company will not, and will not permit any of their Affiliates to, resell any Notes or Shares that have been acquired by any of them.

(g)           None of the Operating Partnership, the Company or any person acting on their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Notes or Shares under the Securities Act.

(h)           Any information provided by the Operating Partnership, the Company, their Affiliates or any person acting on its or their behalf to publishers of publicly available databases about the terms of the Notes shall include a statement that the Notes have not been registered under the Securities Act and are subject to restrictions under Rule 144A under the Securities Act and Regulation S.

(i)            None of the Operating Partnership, the Company, its Affiliates, or any person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Notes in the United States.

(j)            For so long as any of the Notes or the Shares issuable upon the conversion thereof are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act.

(k)           Each of the Operating Partnership and the Company will cooperate with the Initial Purchaser and use its best efforts to permit the Notes to be eligible for clearance and settlement through The Depository Trust Company.

(l)            The Company will reserve and keep available at all times, free of pre-emptive rights, the full number of Shares issuable upon exchange of the Notes.

(m)          Each of the Notes and the Shares issuable upon exchange thereof will bear, to the extent applicable, the legend contained in “Notice to Investors” in the Preliminary Memorandum and the Final Memorandum for the time period and upon the other terms stated therein.

(n)           Between the date hereof and the Closing Date, the Operating Partnership and the Company will not do or authorize any act or thing that would result in an adjustment of the conversion price of the Notes.

(o)           The Operating Partnership and the Company will comply with all applicable securities and other laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and use its best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act.

(p)           The Operating Partnership and the Company will prepare a final term sheet, containing solely a description of the Notes and the offering thereof, in the form approved by you and attached as Schedule I hereto.

(q)           For a period of five years following the Effective Date, to furnish to the Initial Purchaser, upon request, copies of all materials furnished by the Operating Partnership to its partners or the Company to its stockholders and all public reports and all reports and financial statements furnished by the Operating Partnership or the Company to the principal national securities exchange upon which the Shares may be listed pursuant to requirements of or agreements with such exchange or to the Commission pursuant to the Exchange Act or any rule or regulation of the Commission thereunder.

(r)            Promptly from time to time to take such action as the Initial Purchaser may reasonably request to qualify the Notes for offering and sale under the securities, real estate syndication or Blue Sky laws of such jurisdictions as the Initial Purchaser may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes by the Initial Purchaser.

(s)           From the date of this Agreement through, and including, the 30th  day after the Closing Date, not to offer, sell, contract to sell or otherwise dispose of, except as provided hereunder, any shares of Common Stock or securities of the Company that are substantially similar to the Shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, the Common Stock or any such substantially similar securities without the prior written consent of the Initial Purchaser, other than (i) the Shares, (ii) shares of Common Stock issued pursuant to employee benefit plans, qualified stock option plans, dividend reinvestment plans or other employee compensation plans existing on the date hereof, or pursuant to the execution of new employment agreements with the executive officers identified on Schedule IV hereto, (iii) sales or offers in private placement transactions to, or in direct public placements to, sellers relating to acquisition of real property or interests therein, including mortgage or leasehold interests, or in conjunction with any joint venture transaction, made to any seller of such real property or such joint venture interest, (iv) issue any shares of Common Stock upon redemption of Units, but only with respect to Units outstanding as of the date of this Agreement, or (v) issue any shares of Common Stock upon exchange of the Reckson Operating Partnership’s 4.00% exchangeable senior debentures due June 15, 2025.

(t)            To use its best efforts to effect and maintain the listing of the Shares issuable upon exchange of the Notes on the NYSE.

(u)           To take such steps as shall be necessary to ensure that neither the Company nor the Operating Partnership shall become an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(v)           The Company will use its best efforts to continue to meet the requirements to qualify as a REIT under the Code.

(w)          Except for the authorization of actions permitted to be taken by the Initial Purchaser as contemplated herein or in the Disclosure Package or the Final Memorandum, neither the Company nor the Operating Partnership will (a) take, directly or indirectly, any action designed to cause or to result in, or that might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes, and (b) until the Closing Date, (i) sell, bid for or purchase the Notes or pay any person any compensation for soliciting purchases of the Notes or (ii) pay or agree to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

6.             Expenses.  The Transaction Entities jointly and severally agree to pay (a) the costs incident to the authorization, issuance, sale and delivery of the Notes and any taxes payable in that connection; (b) the issuance of the Shares upon exchange of the Notes, (c) costs incident to the preparation, and delivery of this Agreement, the Indenture, the Registration Rights Agreement (including the registration statement to be filed in connection therewith), and such other documents as may reasonably be required in connection with the offering, purchase, sale, issuance or delivery of the Notes and, if applicable, the issuance of the Shares upon exchange of the Notes (d)  the costs incident to the preparation, printing, filing and distribution of the materials contained in the Disclosure Package and the Final Memorandum and each amendment or supplement to either of them, (e) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the materials contained in the Disclosure Package and the Final Memorandum, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Notes; (f) the costs of producing and distributing this Agreement and any other related documents in connection with the offering, purchase, sale and delivery of the Notes; (g) the filing fees, if any, incident to securing any required review by the NASD of the terms of sale of the Shares; (f) any applicable listing or other fees; (h) the fees and expenses of qualifying the Shares under the securities laws of the several jurisdictions as provided in Section 5(i) and of preparing, printing and distributing a Blue Sky Memorandum (including related reasonable fees and expenses of counsel to the Initial Purchaser); (i) the costs of preparing certificates for the Notes; (j) all other costs and expenses incident to the performance of the obligations of the Transaction Entities under this Agreement; (k) the costs and charges of any dividend disbursing agent; (l) the costs and charges of any transfer agent and registrar; (m) the fees and disbursements of the Company’s counsel and accountants; provided that, except as provided in this Section 6, Section 9 and Section 12, the Initial Purchaser shall pay its own costs and expenses, including the costs and expenses of its counsel, any transfer taxes on the Shares which it may sell and the expenses of advertising any offering of the Shares made by the Initial Purchaser; (n) admitting the Notes for trading in the PORTAL Market; and (o) the performance of the Operating Partnership’s and the Company’s other obligations hereunder.

7.             Conditions to the Obligations of the Initial Purchaser.  The obligations of the Initial Purchaser hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties of the Transaction Entities contained herein, to the accuracy of the statements of the Operating Partnership and the Company made in any certificates pursuant to the provisions hereof, to the performance by each Transaction Entity of its obligations hereunder, and to each of the following additional terms and conditions:

(a)           Subsequent to the effective date of this Agreement, there shall not have occurred (i) any material adverse change in the condition, financial or otherwise, business, prospects, operations, management, consolidated financial position, net worth, stockholders’ equity or results of operations of the Transaction Entities and the Subsidiaries and Joint Venture Entities considered as one enterprise or on the use or value of the Properties as a whole or (ii) any event or development relating to or involving any of the Transaction Entities, Subsidiaries, Joint Venture Entities, or any partner, officer, director or trustee thereof, which makes any statement of a material fact made in the Final Memorandum untrue or which, in the opinion of the Transaction Entities and their counsel or the Initial Purchaser and its counsel, requires the making of any addition to or change in the Disclosure Package or the Final Memorandum in order to state a material fact required by the Securities Act or any other law to be stated therein or necessary in order to make the statements therein not misleading, if amending or supplementing the Disclosure Package or the Final Memorandum to reflect such event or development would, in your opinion, adversely affect the market for the Shares.

(b)           All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Shares, the Final Memorandum, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory to counsel for the Initial Purchaser, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(c)           Clifford Chance US LLP shall have furnished to the Initial Purchaser its written opinion, as counsel to the Transaction Entities, addressed to the Initial Purchaser and dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchaser and counsel to the Initial Purchaser, in the form set forth in Exhibit B hereto.

(d)           Greenberg Traurig, LLP shall have furnished to the Initial Purchaser its written opinion, as tax counsel to the Transaction Entities, addressed to the Initial Purchaser and dated the Closing

Date, in form and substance reasonably satisfactory to the Initial Purchaser and counsel to the Initial Purchaser, to the effect that:

i.              Commencing with its taxable year ended December 31, 2001, the Company was organized and has been operated in conformity with the requirements for qualification and taxation as a REIT under the Code and the proposed method of operation of the Company will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code.

ii.             The Operating Partnership is classified as a partnership and not as (a) an association taxable as a corporation or (b) a “publicly traded partnership” taxable as a corporation under Section 7704(a) of the Code.

iii.            The statements contained in the Final Memorandum under the captions “U.S. Federal Income Tax Considerations” and “Description of  SL Green Realty Corp.’s Common Stock,” that describe applicable U.S. federal income tax law are correct in all material respects as of the Closing Date.

(e)           The Initial Purchaser shall have received from Hogan & Hartson L.L.P. and Davis Polk & Wardwell LLP, counsel for the Initial Purchaser, such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Notes, the Indenture, the Registration Rights Agreement, the Disclosure Package, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Initial Purchaser may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(f)            At the time of execution of this Agreement, the Initial Purchaser shall have received from Ernst & Young LLP a letter in connection with its auditing of the financial statements of the Company, in form and substance satisfactory to the Initial Purchaser, addressed to the Initial Purchaser and dated the date hereof (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Final Memorandum, as of a date not more than three business days prior to the date hereof), the conclusions and findings of such firm with respect to the Company’s financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings as contemplated in the Statement on Auditing Standards No. 72.

(g)           With respect to the letter of Ernst & Young LLP referred to in the preceding paragraph and delivered to the Initial Purchaser concurrently with the execution of this Agreement (the “Company initial letter”), the Company shall have furnished to the Initial Purchaser a letter (the “Company bring-down letter”) of such accountants, addressed to the Initial Purchaser and dated the Closing Date (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the Company bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Final Memorandum, as of a date not more than three business days prior to the date of the Company bring-down letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the Company initial letter and (iii) confirming in all material respects the conclusions and findings set forth in the Company initial letter.

(h)           At the time of execution of this Agreement, the Initial Purchaser shall have received from Ernst & Young LLP a letter in connection with its auditing of the financial statements of Reckson, in form and substance satisfactory to the Initial Purchaser, addressed to the Initial Purchaser and dated the date hereof (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Final Memorandum, as of a date not more than three business days prior to the date hereof), the conclusions and findings of such firm with respect to Reckson’s financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings as contemplated in the Statement on Auditing Standards No. 72.

(i)            With respect to the letter of Ernst & Young LLP referred to in the preceding paragraph and delivered to the Initial Purchaser concurrently with the execution of this Agreement (the “Reckson initial letter”), the Company shall have furnished to the Initial Purchaser a letter (the “Reckson bring-down letter”) of such accountants, addressed to the Initial Purchaser and dated the Closing Date (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the Reckson bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Final Memorandum, as of a date not more than three business days prior to the date of the Reckson bring-down letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the Reckson initial letter and (iii) confirming in all material respects the conclusions and findings set forth in the Reckson initial letter.

(j)            The Company and the Operating Partnership shall have furnished to the Initial Purchaser a certificate, dated the Closing Date, of its, or its general partner’s, Chief Executive Officer and Chief Financial Officer stating that:

(i)             The representations, warranties and agreements of the Transaction Entities in Section 1 are true and correct as of the Closing Date; the Company has complied with all its agreements contained herein; and the conditions set forth in Sections 7(a) and (b) have been fulfilled; and

(ii)            They have carefully examined the Final Memorandum and the Disclosure Package, and, in their opinion (A) the Final Memorandum, and the Disclosure Package did not and do not include any untrue statement of a material fact and did not and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the light of the circumstances under which they were made) not misleading and (B) since the Effective Date, no event has occurred which should have been set forth in a supplement or amendment to the Final Memorandum that has not been so set forth.

(k)           On the Closing Date, counsel for the Initial Purchaser shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Shares as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Transaction Entities in connection with the issuance and sale of the Shares as herein contemplated shall be satisfactory in form and substance to the Initial Purchaser and counsel for the Initial Purchaser.

(l)            The Company and the Operating Partnership shall have furnished or caused to be furnished to you such further certificates and documents as the Initial Purchaser or counsel to the Initial Purchaser shall have reasonably requested.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchaser.

Any certificate or document signed by any officer of the Transaction Entities and delivered to the Initial Purchaser, or to counsel for the Initial Purchaser, shall be deemed a representation and warranty by the Transaction Entities to the Initial Purchaser as to the statements made therein.

8.             Effective Date of Agreement.

This Agreement shall become effective upon the execution hereof by the parties hereto.

9.           Indemnification and Contribution.

(a)           The Transaction Entities, jointly and severally, will indemnify and hold harmless the Initial Purchaser against any losses, claims, damages or liabilities, joint or several, to which the Initial Purchaser may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum or the Final Memorandum as amended or supplemented or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made not misleading, and will reimburse the Initial Purchaser for any legal or other expenses reasonably incurred by the Initial Purchaser in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that none of the Transaction Entities shall be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Memorandum and the Final Memorandum as amended or supplemented or any such amendment or supplement, in reliance upon and in conformity with written information furnished to the Transaction Entities by the Initial Purchaser expressly for use therein, which information is set forth in Exhibit A hereto.

(b)           The Initial Purchaser will indemnify and hold harmless each of the Transaction Entities against any losses, claims, damages or liabilities to which such Transaction Entity may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Memorandum and the Final Memorandum as amended or supplemented, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Memorandum and the Final Memorandum as amended or supplemented, or any such amendment or supplement in reliance upon and in conformity with written information furnished to such Transaction Entity by the Initial Purchaser expressly for use therein, which information is set forth in Exhibit A hereto; and will reimburse the Transaction Entities for any legal or other expenses reasonably incurred by the Transaction Entities in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)           Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify such indemnifying party shall not relieve it from any liability which it may have to any indemnified party under such subsection except to the extent it has been materially prejudiced by such failure.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal or other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.  Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include any statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)           If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party in respect of such losses, claims, damages or liabilities (or actions in respect thereto), contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Transaction Entities on the one hand and the Initial Purchaser on the other from the offering of the Shares to which such loss, claim, damage or liability (or action in respect thereof) relates.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Transaction Entities on the one hand and the Initial Purchaser on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Transaction Entities on the one hand and the Initial Purchaser on the other shall be deemed to be in the same proportion as the total net proceeds from such offering (before deducting expenses) received by the Transaction Entities bear to the total underwriting discounts and commissions received by the Initial Purchaser.  The relative fault shall be determined by reference, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Transaction Entities on the one hand or the Initial Purchaser on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Transaction Entities and the Initial Purchaser agree that it would not be just and equitable if contributions pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this subsection (d), the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the applicable Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The indemnifying party shall not be required to indemnify the indemnified party for any amount paid or payable by the indemnified party in the settlement of any action, proceeding or investigation without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.

(e)           The obligations of the Transaction Entities under this Section 9 shall be in addition to any liability which the Transaction Entities may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Initial Purchaser within the meaning of the Securities Act; and the obligations of the Initial Purchaser under this Section 9 shall be in addition to any liability which the Initial Purchaser may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Transaction Entities and to each person, if any, who controls the Transaction Entities within the meaning of the Securities Act.

10.           Termination.  The obligations of the Initial Purchaser hereunder may be terminated by notice given to and received by the Company prior to delivery of and payment for the Shares if, prior to that time, any of the following events shall have occurred or if the Initial Purchaser shall decline to purchase the Shares for any reason permitted under this Agreement:

(a) (i) Any of the Transaction Entities or any Property shall have sustained, since the date of the latest financial statements included in the Disclosure Package and the Final Memorandum, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Final Memorandum or (ii) since the date of the latest financial statements included in the Disclosure Package and the Final Memorandum there shall have been any change in the capital stock or long-term debt of any Transaction Entity or any change, or any development involving a prospective change, in or affecting any Property or the general affairs, management, financial position, stockholders’ equity or results of operations of any Transaction Entity, otherwise than as set forth or contemplated in the Disclosure Package and the Final Memorandum, the effect of which, in any such case described in clause (i) or (ii), is, in the judgment of the Initial Purchaser, so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Shares being delivered on the Closing Date on the terms and in the manner contemplated in the Disclosure Package and the Final Memorandum;

(b)           Subsequent to the execution and delivery of this Agreement there shall have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by Federal or New York state authorities, (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States, or (iv) there shall have occurred any other calamity or crisis or any change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the sole judgment of the Initial Purchaser impracticable or inadvisable to proceed with the public offering or delivery of the Shares being delivered on the Closing Date on the terms and in the manner contemplated in the Disclosure Package and the Final Memorandum; or

(c)           The Transaction Entities shall have failed at or prior to the Closing Date to have performed or complied with any of their agreements herein contained and required to be performed or complied with by them hereunder at or prior to the Closing Date.

11.           Reimbursement of Initial Purchaser’s Expenses. If (a) the Company shall fail to tender the Shares for delivery to the Initial Purchaser by reason of any failure, refusal or inability on the part of the Transaction Entities to perform any agreement on their part to be performed, or because any condition specified in Sections 10(a) or (c) hereof required to be fulfilled by the Transaction Entities is not fulfilled, the Transaction Entities will reimburse the Initial Purchaser for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) incurred by the Initial Purchaser in connection with this Agreement and the proposed purchase of the Shares, and upon demand the Transaction Entities shall pay the full amount thereof to the Initial Purchaser.

12.           No Fiduciary Obligation.  The Transaction Entities acknowledge and agree that in connection with this offering, sale of the Shares or any other services the Initial Purchaser may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Initial Purchaser:  (i) no fiduciary or agency relationship between the Transaction Entities and any other person, on the one hand, and the Initial Purchaser, on the other, exists with respect to the offering of the Shares or the transactions contemplated by this Agreement; (ii) the Initial Purchaser is not acting as advisor, expert or otherwise, to the Transaction Entities including, without limitation, with respect to the determination of the public offering price of the Shares, and such relationship between the Transaction Entities, on the one hand, and the Initial Purchaser, on the other with respect to the offering of the Shares or the transactions contemplated by this Agreement, is entirely and solely commercial, based on arms-length negotiations; (iii) any duties and obligations that the Initial Purchaser may have to the Transaction Entities shall be limited to those duties and obligations specifically stated herein; and (iv) the Initial Purchaser and its affiliates may have interests that differ from those of the Transaction Entities.  The Transaction Entities hereby waive any claims that the Transaction Entities may have against the Initial Purchaser with respect to any breach of fiduciary duty in connection with the offering of the Shares or the transactions contemplated by this Agreement.

13.           Research Analyst Independence. The Transaction Entities acknowledge that the Initial Purchaser’s research analysts and research departments are required to be independent from its investment banking divisions and are subject to certain regulations and internal policies, and that such Initial Purchaser’s research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Transaction Entities and/or the offering of the Shares that differ from the views of its investment banking divisions.  The Transaction Entities hereby waive and release, to the fullest extent permitted by law, any claims that the Transaction Entities may have against the Initial Purchaser with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Transaction Entities by such Initial Purchaser’s investment banking divisions.  The Transaction Entities acknowledge that the Initial Purchaser is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies which may be the subject of the transactions contemplated by this Agreement.

14.           Notices, etc.  All statements, requests, notices and agreements hereunder shall be in writing, and:

(a)           if to the Initial Purchaser, shall be delivered or sent by mail, telex or facsimile transmission to Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York  10013, Attention: General Counsel (Fax:  (212) 816-7912).

(b)           if to the Transaction Entities shall be delivered or sent by mail, telex or facsimile transmission to the Company, 420 Lexington Avenue, New York, New York  10170, Attention: Marc Holliday and Andrew Levine (Fax:  (212) 216-1785).

15.           Persons Entitled to Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the Initial Purchaser, the Transaction Entities, and their respective personal representatives and successors.  This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (a) the representations, warranties, indemnities and agreements of the Transaction Entities contained in this Agreement shall also be deemed to be for the benefit of directors and officers of the Initial Purchaser and any person or persons, if any, who control the Initial Purchaser within the meaning of Section 15 of the Securities Act and (b) the indemnity agreement of the Initial Purchaser contained in Section 9(b) of this Agreement shall be deemed to be for the benefit of any person controlling the Transaction Entities within the meaning of Section 15 of the Securities Act.  Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 15, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

16.           Survival.  The respective indemnities, representations, warranties and agreements of the Transaction Entities and the Initial Purchaser contained in this Agreement or made by or on behalf on them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Shares and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.

17.           Definition of the Terms “Business Day” and “subsidiary”.  For purposes of this Agreement, (a) ”business day” means any day on which the New York Stock Exchange, Inc. is open for trading and (b) ”subsidiary” has the meaning set forth in Rule 405 of the Securities Act Regulations.

18.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York.

19.           Counterparts.  This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

20.           Headings.  The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing correctly sets forth the agreement between the Company and the Initial Purchaser, please indicate your acceptance in the space provided for that purpose below.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

Very truly yours,

SL GREEN REALTY CORP.

By:	/s/ Andrew Levine
Name: Andrew Levine
Title: Executive Vice President

SL GREEN OPERATING PARTNERSHIP, L.P.

By:	SL Green Realty Corp.,
its general partner

	By:	/s/ Andrew Levine
Name: Andrew Levine
Title: Executive Vice President

Accepted:

CITIGROUP GLOBAL MARKETS INC.

By	/s/ Scott Eisen
Name: Scott Eisen
Title: Managing Director

SCHEDULE I

SL Green Realty Corp

$750,000,000

3.00% Exchangeable Senior Notes due 2027

Issuer:	SL Green Realty Corp
Security:	3.00% Exchangeable Senior Notes due 2027
Principal Amount Offered:	$750,000,000
Over-allotment Option:	$0
Proceeds Net of Aggregate Underwriting Compensation:	$736,000,000
Maturity:	March 30, 2027
Annual Interest Rate:	3.00%
Principal Amount per Note:	$1,000
Issue Price:	98.375%
Conversion Premium:	25%
Reference Price:	$138.64
Conversion Price:	$173.30 per SL Green Realty Corp common share
Initial Conversion Rate:	5.7703 SL Green Realty Corp common shares per $1,000 principal amount of notes
Trade Date:	March 21, 2007
Settlement Date:	March 26, 2007
Adjustment to Conversion Rate upon Conversion upon Change in Control:	The following table sets forth the share price and the number of additional shares to be received per $1,000 principal amount of notes:

Effective	Effective Price
Date	$138.64	$150.00	$160.00	$170.00	$180.00	$190.00	$200.00	$225.00	$250.00	$275.00	$300.00
March 20, 2007	1.4426	1.1434	0.9355	0.7684	0.6342	0.5259	0.4380	0.2831	0.1882	0.1288	0.0911
March 30, 2008	1.4426	1.1273	0.9087	0.7340	0.5959	0.4852	0.3963	0.2425	0.1530	0.0994	0.0668
March 30, 2009	1.4426	1.0975	0.8668	0.6838	0.5410	0.4279	0.3390	0.1920	0.1114	0.0666	0.0414
March 30, 2010	1.4426	1.0492	0.7998	0.6066	0.4585	0.3457	0.2596	0.1269	0.0626	0.0318	0.0172
March 30, 2011	1.4426	0.9651	0.6845	0.4738	0.3212	0.2128	0.1380	0.0429	0.0120	0.0032	0.0009
March 30, 2012	1.4426	0.8963	0.4797	0.1120	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact share prices and effective dates may not be set forth in the table, in which case:

(1) if the share price is between two share price amounts in the table or the effective date is between two dates in the table, the additional change in control shares will be determined by straight-line interpolation between the number of additional change in control shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year;

(2) if the share price is in excess of $300.00 per common share of SL Green Realty Corp (subject to adjustment), no additional change in control shares will be issued upon conversion; and

(3) if the share price is less than $138.64 per common share of SL Green Realty Corp (subject to adjustment), no additional change in control shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of common shares issuable upon conversion exceed 7.2129 per $1,000 principal amount of notes.

CUSIP:	78444F AA4
ISIN Number:	US78444FAA49

SCHEDULE II

1350 LLC (owned directly by Reckson Operating Partnership, L.P. (“ROP”))
SLG 1185 Sixth A LLC (which is indirectly wholly owned by ROP)
SLG 810 Seventh A LLC
SLG 810 Seventh B LLC
SLG 810 Seventh C LLC
SLG 810 Seventh D LLC
SLG 810 Seventh E LLC
Building Exchange Company
SLG 810 Seventh Lessee LLC (which is owned by ROP)
520 LLC (520 LLC is owned 40% by ROP and 60% by Reckson 520 Holdings LLC, which is owned 99% by ROP and 1% by Reckson Mezz LLC)
360 Hamilton Plaza LLC (wholly owned by ROP)
1055 Washington Blvd. LLC (wholly owned by ROP)

ROP also has JV interests in the following entities:

Reckson Court Square LLC (subsidiary of JV with JP Morgan)
Metropolitan 919 3rd Avenue LLC (subsidiary of JV with NYSTRS)
Reckson 120 White Plains Road LLC (subsidiary of RT Tri-Sate LLC - JV with Teachers)
Reckson 120 White Plains Road LLC (subsidiary of RT Tri-Sate LLC - JV with Teachers)
Reckson/Stamford Towers, LLC (subsidiary of RT Tri-Sate LLC - JV with Teachers)
Reckson/Stamford Towers, LLC (subsidiary of RT Tri-Sate LLC - JV with Teachers)

SCHEDULE III

Title of Notes:      3.00% Exchangeable Senior Notes due 2027

Amount of Notes:	$750,000,000

Over-Allotment Option:	None

Purchase Price by Initial Purchaser:	98.2%

Form of Designated Shares:

Book-entry only form represented by one or more global securities deposited with The Depositary Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Initial Purchaser at least twenty-four hours prior to the Closing Date at the office of DTC.

Specified Funds for Payment of Purchase Price:

Federal (same-day) funds

Time of Delivery:

10:00 A.M. (New York City time), March 26, 2007

Closing Location:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Names and addresses of Initial Purchaser:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York  10013

SCHEDULE IV

Gregory Hughes

Andrew Levine

Andrew Mathias

EXHIBIT A

The following information appearing in the Preliminary Memorandum and the Final Memorandum has been furnished by the Initial Purchaser expressly for use in the preparation of the Preliminary Memorandum and the Final Memorandum:

1.             The name of the Initial Purchaser.

2.             The statements regarding stabilization set forth in the ninth paragraph under the heading “Plan of Distribution” in the Preliminary Memorandum and the Final Memorandum.

The Initial Purchaser confirms and the Transaction Entities acknowledge and agree that the information set forth above constitutes the only information furnished in writing to the Operating Partnership and the Company by the Initial Purchaser specifically for inclusion in the Preliminary Memorandum and the Final Memorandum or in any amendment or supplement thereto.

EXHIBIT B

Opinion of Clifford Chance LLP